EXHIBIT 99.1

KORE Reports Second Quarter 2023 Results; Maintains 2023 Revenue and Adjusted EBITDA Guidance

ATLANTA – August 9, 2023 – KORE Group Holdings, Inc. (NYSE: KORE, KORE.WS) (“KORE” or the “Company”), the global pure-play Internet of Things (“IoT”) hyperscaler and provider of IoT Connectivity, Solutions and Analytics, today reported financial and operational results for the quarter ended June 30, 2023.
KORE: Company Highlights
•Second quarter 2023 revenue of $69.5 million increased 5% sequentially from the first quarter of 2023, marking the Company’s second sequential revenue growth quarter. Further, KORE remains on track to return to generating year-over-year growth in the second half of 2023.
•Net loss increased 6% to $19.5 million ($0.24 per share) compared to $18.4 million ($0.24 per share) in the first quarter of 2023. Adjusted EBITDA, a non-GAAP metric1, increased to $14.2 million, a 7% improvement over $13.3 million as delivered in the first quarter of 2023.
•KORE’s sales funnel, which the Company defines as opportunities for new business the KORE sales team is actively pursuing, now includes almost 1,500 opportunities with an estimated potential Total Contract Value (TCV)2 of approximately $660 million, a 32% sequential increase from first quarter 2023’s estimated potential TCV of $501 million.
•KORE added approximately 500,000 connections in the second quarter, in addition to nearly 2.9 million connections added from the Twilio IoT acquisition. Total Connections, including those gained from the Twilio IoT acquisition, were 18.5 million as of June 30, 2023.
•Despite experiencing order delays at a few IoT Solutions customers and an increased focus on expense management management by all our customers owing to the prevailing economic uncertainty, the Company is maintaining its 2023 revenue guidance of $300 million to $310 million and adjusted EBITDA guidance of $60 million to $62 million.
“We continue to build momentum this year, coming off the 2G/3G sunsets and other transitory factors that have obscured our real organic growth. As we said we would do, we are delivering sequential revenue expansion, which we expect to continue for the remainder of 2023. Further, we are reiterating our projection of year-over-year growth starting in the third quarter.” said Romil Bahl, President and CEO of KORE. “On the all-important new business development front, in the second quarter, not only did we deliver the highest quarter of bookings in the history of the Company, but our global sales pipeline also expanded in both number of opportunities and potential TCV dollar value, which positions us well to deliver on our growth commitments over the coming years.”
Financial Performance for Second Quarter 2023, Compared to the Same Period of 2022:
•Total revenue decreased by 2% to $69.5 million, compared to $70.9 million in the second quarter of 2022. In Q2 2022, KORE had 2G/3G revenue and LTE transition project revenue from our largest customer, which, as expected, did not repeat in Q2 2023. Excluding the impact of LTE transition project revenue, Non-Core customers2, and the Twilio IoT acquisition, second quarter normalized revenue increased by 2% year-over-year.
•IoT Connectivity revenue of $48.3 million increased by 8%, compared to $44.7 million in the second quarter of 2022. The second quarter of 2022 included 2G/3G revenue from Non-Core customers, largely offset by revenue from Twilio IoT in the second quarter of 2023.
•IoT Solutions revenue declined by 19% to $21.3 million, compared to $26.2 million one year ago, as this segment faced a difficult year-over-year comparison owing to the one-time LTE transition engagement at our largest customer.
•Net loss increased to $19.5 million, or $0.24 per share, compared to $10.8 million, or $0.14 per share, one year ago. The primary drivers for the increase in net loss were increased operating expenses primarily due to the inclusion of Twilio IoT headcount, higher depreciation and amortization expense, increased interest expense, and a lower income tax benefit compared to the year-ago quarter.
1 See “Non-GAAP Financial Measures” and “Reconciliation of Net Loss to EBITDA to Adjusted EBITDA” below for more information.
2 See “Key Metrics” below for more information.

•Adjusted EBITDA increased 7% sequentially to $14.2 million from $13.3 million in the first quarter of 2023. On a year-over-year basis, Adjusted EBITDA declined 15% from $16.8 million due to increased costs for headcount to invest in the Company’s growth, the addition of Twilio IoT headcount, and costs to enhance public company processes and systems, including SOX compliance.
Financial Performance for Six Months Ending June 30, 2023, Compared to the Same Period of 2022:
•Total revenue decreased by 3% to $135.5 million, compared to $139.9 million.
•IoT Connectivity revenue increased by 3% to $91.9 million, compared to $88.8 million.
•IoT Solutions revenue decreased by 15% to $43.6 million, compared to $51.1 million. The revenue decline in the six-month period was primarily due to the difficult year-over-year comparison, as the first half of 2022 included approximately $11.5 million in LTE transition project revenue from our largest customer. Excluding this transitory revenue, IoT Solutions revenue increased 11% compared to the first six months of 2022.
•Net loss increased to $38.0 million, or $0.49 per share, compared to $22.4 million, or $0.30 per share. The primary drivers for the increase in net loss were a significant increase in interest expense and increases in non-cash items, including stock-based compensation, depreciation and amortization, and a lower income tax benefit versus the prior period.
•Adjusted EBITDA declined by 14% to $27.6 million, compared to $32.1 million.
The tables below summarize our revenue and specific key metrics:

	Three Months Ended June 30,
($ in thousands)	2023		2022
IoT Connectivity	$48,284	69%	$44,705	63%
IoT Solutions	21,252	31%	26,216	37%
Total Revenue	$69,536	100%	$70,921	100%
Period End Total Connections	18.5 million		15.2 million
Average Total Connections for the Period	16.5 million		15.2 million

	Six Months Ended June 30,
($ in thousands)	2023		2022
IoT Connectivity	$91,873	68%	$88,840	64%
IoT Solutions	43,638	32%	51,059	36%
Total Revenue	$135,511	100%	$139,899	100%
Period End Total Connections	18.5 million		15.2 million
Average Total Connections for the Period	15.8 million		15.1 million

Second Quarter 2023 Key Metrics and Business Successes
•KORE’s Total Connections were approximately 18.5 million as of June 30, 2023, including approximately 2.9 million connections added from the Twilio IoT acquisition. Excluding the Twilio IoT connections, KORE added approximately 400,000 Total Connections on a year-over-year basis compared to June 30, 2022, and approximately 500,000 connections compared to March 31, 2023.
•DBNER3 was 99% for the twelve-month period ending June 30, 2023, compared to 114% for the twelve months ending June 30, 2022. Excluding our largest customer, DBNER was 115% vs.109%.
•KORE added $32 million of new business TCV in the second quarter bringing the year-to-date TCV to $60 million. The Company’s new business sales funnel now includes almost 1,500 opportunities with an estimated potential TCV of approximately $660 million as of June 30, 2023, compared to $501 million and $475 million as of March 31, 2023 and June 30, 2022, respectively.
•KORE continues to develop its CSP/Retail vertical, and the Company announced new high bandwidth 5G connectivity through fixed wireless access (FWA), including a new pre-configured and managed solution that offers retailers, restaurants, and other multi-site companies a high bandwidth, 5G connection, which provides high-speed internet access and management traditionally available only through wireline solutions.
3See “Key Metrics” below for definitions

•To support the Company’s purpose statement, “IoT for Good”, and related to a biodiversity sensor project for AgTech company Syngenta, KORE is providing scalable global IoT connectivity to digitally connect farmlands across the globe and provide farmers with analytics to adapt to climate change and improve biodiversity.
•KORE had several notable new business wins in the second quarter, including:
◦Increasing Share of Wallet: KORE secured three contracts with TCVs of over $9 million, $6 million, and $1.5 million from customers in the fleet, asset tracking, and healthcare markets, respectively, as these customers look to consolidate direct carrier business to a single partner to improve operational efficiency.
◦Cross-Selling IoT Solutions to Existing Customers: KORE won a $500,000 TCV engagement to support IoT Managed Services for a usage-based insurer (UBI) seeking to upgrade its logistics.
◦Upsell / Land-and-Expand: Expanding on a recent win with a major restaurant chain, KORE has been selected to provide fixed wireless access (FWA) services to 650 of the customer’s locations and will upgrade these locations to 5G technology. This contract has a TCV of $850,000.
◦International Opportunities / Global Deployments: KORE won contracts from a leader in fleet AI video telematics headquartered in the UK and a leading medical equipment and remote patient connectivity provider based in France to support their entries into the U.S. market. These contracts have a combined TCV of approximately $1.5 million.
Maintaining 2023 Financial Outlook
For the twelve months ending December 31, 2023, the Company expects the following:
•Revenue in the range of $300 million to $310 million; and
•Adjusted EBITDA in the range of $60 million to $62 million and a margin of approximately 20%.
Bahl concluded, “With the completion of the 2G/3G sunsets in our high-margin IoT CaaS business, we saw an encouraging connections volume uptick in the second quarter. With over 18 million connections now in place, a stabilizing ARPU environment, and our focus on high-bandwidth IoT use cases, we are bullish about our status as an IoT connectivity hyperscaler. As the IoT market continues to grow through the Decade of IoT, we remain steadfast in our commitment to delivering exceptional service to our customers and sustainable value appreciation to our shareholders.”
Conference Call Details
KORE management will hold a conference call today (August 9, 2023) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results, business highlights, and outlook. President and CEO Romil Bahl and CFO Paul Holtz will host the call, followed by a question-and-answer session.
Webcast: Link
U.S. dial-in: (877) 407-3039
International dial-in: (215) 268-9922
Conference ID: 13740057
The conference call and a supplemental slide presentation to accompany management’s prepared remarks will be available via the webcast link and for download via the investor relations section of the Company’s website, ir.korewireless.com.
For the conference call, please dial-in 5-10 minutes prior to the start time, and an operator will register your name and organization, or you may register here. If you have difficulty with the conference call, please contact KORE investor relations at (678) 392-2386. A replay of the conference call will be available approximately three hours after the conference call end time and will remain on the investor relations section of the Company’s website for 90 days. An audio replay of the conference call may be accessed by calling (877) 660-6853 or (201) 612-7415 using access code 13740057.
About KORE
KORE is a pioneer, leader, and trusted advisor delivering mission-critical IoT solutions and services. We empower organizations of all sizes to improve operational and business results by simplifying the complexity of IoT. Our deep IoT knowledge and experience, global reach, purpose-built solutions, and deployment agility accelerate and materially impact our customers’ business outcomes. For more information, visit www.korewireless.com.
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net income (loss) before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

We have not provided the forward-looking GAAP equivalents for the forward-looking non-GAAP financial measures Adjusted EBITDA and Adjusted EBITDA margin or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items including but not limited to stock-based compensation expense, foreign currency loss or gain and acquisition and integration-related expenses. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results and, as such, we also believe that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.
Key Metrics
KORE reviews a number of metrics to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of the key metrics and other measures discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

Number of Customer Connections
Total Customer Connections or “Total Connections” constitutes the total of all KORE Connectivity services connections, including both CaaS and CEaaS connections, but excluding certain connections where mobile carriers license KORE’s subscription management platform from KORE. Total Connections include the contribution of eSIMs and is the principal measure used by management to assess the performance of the business on a periodic basis.

DBNER
DBNER (Dollar Based Net Expansion Rate) tracks the combined effect of cross-sales of IoT Solutions to KORE’s existing customers, its customer retention and the growth of its existing business. KORE calculates DBNER by dividing the revenue for a given period (“given period”) from existing go-forward customers by the revenue from the same customers for the same period measured one year prior (“base period”). The revenue included in the current period excludes revenue from (i) customers that are non go-forward customers, meaning customers that have either communicated to KORE before the last day of the current period their intention not to provide future business to KORE or customers that KORE has determined are transitioning away from KORE based on a sustained multi-year time period of declines in revenue and (ii) new customers that started generating revenue after the end of the base period. For example, to calculate our DBNER for the trailing 12 months ended June 30, 2023, we divide (i) revenue, for the trailing 12 months ended June 30, 2023, from go-forward customers that started generating revenue on or before June 30, 2022, by (ii) revenue, for the trailing 12 months ended June 30, 2022, from the same cohort of customers. For the purposes of calculating DBNER, if KORE acquires a company during the given period or the base period, then the revenue of a customer before the acquisition but during either the given period or the base period is included in the calculation. Further, it is often difficult to ascertain which customers should be deemed not to be go-forward customers for purposes of calculating DBNER. Customers are not required to give notice of their intention to transition off of the KORE platform, and a customer’s exit from the KORE platform can take months or longer, and total connections of any particular customer can at any time increase or decrease for any number of reasons, including pricing, customer satisfaction or product fit – accordingly, a decrease in total connections may not indicate that a customer is intending to exit the KORE platform, particularly if that decrease is not sustained over a period of several quarters. DBNER would be lower if it were calculated using revenue from non go-forward customers.

DBNER for the twelve-month periods ending June 30, 2023, and June 30, 2022, excludes connections from non-go-forward customers, the vast majority of which are connections from Non-Core Customers. KORE defines “Non-Core Customers” to be customers that management has judged to be lost as a result of the integration of Raco Wireless, Wyless, and other acquisitions completed in the 2014-2017 period, but which continue to have some connections (and account for some revenue) each year with KORE. Non-Core Customers are a subset of non-go-forward customers. As of January 1, 2024, these Non-Core Customers will neither have connections with nor generate revenue for KORE.

DBNER is used by management as a measure of growth at KORE’s existing customers (i.e., “same store” growth). It is not intended to capture the effect of either new customer wins or the declines from non go-forward customers on KORE’s total revenue growth. This is because DBNER excludes new customers which started generating revenue after the base period, and also excludes any customers which are non go-forward customers on the last day of the current period. Revenue increases from new customer wins, and a decline in revenue from non go-forward customers are also important factors in assessing KORE’s revenue growth, but these factors are independent of DBNER.

Total Contract Value (TCV)
Total Contract Value (TCV) represents KORE’s estimated value of a revenue opportunity. TCV for an IoT Connectivity opportunity is calculated by multiplying by forty the estimated revenue expected to be generated during the twelfth month of production. TCV for an IoT Solutions opportunity is either the actual total expected revenue opportunity, or if it is a longer-term “programmatically recurring revenue” program, calculated for the first 36 months of the delivery period.
Cautionary Note on Forward-Looking Statements
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of the acquisition of Twilio’s IoT business, estimates and forecasts of revenue, adjusted EBITDA and other financial and performance metrics, future capital availability, projections regarding recent customer engagements, projections of market opportunity and conditions, the total contract value (TCV) of signed contracts and potential revenue opportunities in KORE’s sales funnel, and related expectations. These statements are based on various assumptions and on the current expectations of KORE’s management. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor or other person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of KORE. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; risks related to the rollout of KORE’s business and the timing of expected business milestones; risks relating to the integration of KORE’s acquired companies, including the acquisition of Twilio’s IoT business, changes in the assumptions underlying KORE’s expectations regarding its future business; our ability to negotiate and sign a definitive contract with a customer in our sales funnel; our ability to realize some or all of the TCV of customer contracts as revenue, including any contractual options available to customers or contractual periods that are subject to termination for convenience provisions; the effects of competition on KORE’s future business; and the outcome of judicial proceedings to which KORE is, or may become a party. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that KORE presently does not know or that KORE currently believes are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect KORE’s expectations, plans or forecasts of future events and views as of the date of this press release. KORE anticipates that subsequent events and developments will cause these assessments to change. However, while KORE may elect to update these forward-looking statements at some point in the future, KORE specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing KORE's assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

KORE Investor Contact
Charley Brady
Vice President, Investor Relations
cbrady@korewireless.com
+1-678-392-2386
KORE Media Contact
Mary Cosgrove
Senior Manager, Marketing
mcosgrove@korewireless.com
+1-678-710-3606

KORE Group Holdings, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue
Services	$51,023	$47,805	$98,573	$95,348
Products	18,513	23,116	36,938	44,551
Total revenue	69,536	70,921	135,511	139,899
Cost of revenue
Cost of services	18,068	16,610	34,611	34,159
Cost of products	13,648	17,018	27,422	34,741
Total cost of revenue (exclusive of depreciation and amortization shown separately below)	31,716	33,628	62,033	68,900
Operating expenses
Selling, general and administrative	32,892	29,407	63,092	57,125
Depreciation and amortization	14,512	13,753	28,637	26,928
Total operating expenses	47,404	43,160	91,729	84,053
Operating loss	(9,584)	(5,867)	(18,251)	(13,054)
Interest expense, including amortization of deferred financing costs, net	10,407	7,297	20,602	13,921
Change in fair value of warrant liability	3	(106)	—	(133)
Loss before income taxes	(19,994)	(13,058)	(38,853)	(26,842)
Income tax benefit	(495)	(2,268)	(864)	(4,480)
Net loss	$(19,499)	$(10,790)	$(37,989)	$(22,362)
Loss per share:
Basic and diluted	$(0.24)	$(0.14)	$(0.49)	$(0.30)
Weighted average number of shares outstanding:
Basic and diluted	79,849,299	76,239,989	78,196,201	75,146,201

KORE Group Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$22,916	$34,645
Accounts receivable, net	47,031	44,538
Inventories, net	7,368	10,051
Income taxes receivable	400	502
Prepaid expenses and other current assets	11,121	13,484
Total current assets	88,836	103,220
Non-current assets
Restricted cash	582	362
Property and equipment, net	12,901	11,899
Intangible assets, net	185,173	192,504
Goodwill	373,085	369,706
Operating lease right-of-use assets	9,988	10,019
Deferred tax assets	54	55
Other long-term assets	651	971
Total assets	$671,270	$688,736
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$21,600	$17,835
Accrued liabilities	16,375	15,793
Current portion of operating lease liabilities	1,515	1,811
Income taxes payable	977	207
Deferred revenue	8,695	7,817
Current portion of long-term debt and other borrowings, net	4,817	5,345
Total current liabilities	53,979	48,808
Non-current liabilities
Deferred tax liabilities	19,418	25,248
Warrant liability	33	33
Non-current portion of operating lease liabilities	9,567	9,275
Long-term debt and other borrowings, net	412,853	413,910
Other long-term liabilities	12,389	10,790
Total liabilities	$508,239	$508,064

Commitments and contingencies

Stockholders’ equity
Common stock, voting; par value $0.0001 per share; 315,000,000 shares authorized, 86,538,741 and 72,027,821 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	$9	$8
Additional paid-in capital	455,381	435,292
Accumulated other comprehensive loss	(6,132)	(6,390)
Accumulated deficit	(286,227)	(248,238)
Total stockholders’ equity	163,031	180,672
Total liabilities and stockholders’ equity	$671,270	$688,736

KORE Group Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2023	2022
Net cash provided by operating activities	$1,303	$10,691
Cash flows from investing activities
Additions to intangible assets	(7,653)	(5,610)
Additions to property and equipment	(2,592)	(1,589)
Payments for acquisitions, net of cash acquired	—	(46,002)
Net cash used in investing activities	$(10,245)	$(53,201)
Cash flows from financing activities
Repayment of term loan	(1,576)	(1,576)
Repayment of other borrowings—notes payable	(1,078)	(148)
Equity financing fees	—	(126)
Payment of deferred financing costs	—	(453)
Payment of financing lease obligations	—	(151)
Net cash used in financing activities	$(2,654)	$(2,454)
Effect of exchange rate changes on cash	87	(575)
Change in cash and restricted cash	(11,509)	(45,539)
Cash and restricted cash, beginning of period	35,007	86,343
Cash and restricted cash, end of period	$23,498	$40,804

KORE Group Holdings, Inc.
RECONCILIATION OF NET LOSS TO EBITDA TO ADJUSTED EBITDA (Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(19,499)	$(10,790)	$(37,989)	$(22,362)
Income tax benefit	(495)	(2,268)	(864)	(4,480)
Interest expense	10,407	7,297	20,602	13,921
Depreciation and amortization	14,512	13,753	28,637	26,928
EBITDA	$4,925	$7,992	$10,386	$14,007
Change in fair value of warrant liability (non-cash)	3	(106)	—	(133)
Transformation expenses	1,694	1,901	3,558	3,466
Acquisition costs	795	—	1,776	1,400
Integration-related restructuring costs	3,098	3,791	5,323	7,684
Stock-based compensation (non-cash)	3,005	2,501	5,575	4,551
Foreign currency loss (non-cash)	122	480	236	477
Other	597	230	713	614
Adjusted EBITDA	$14,239	$16,789	$27,567	$32,066